Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

TO: INFe-Human Resources, Inc. and Subsidiaries

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 11, 2007 included in INFe-Human Resources, Inc. and Subsidiary's Annual Report on Form 10-KSB for the year ended November 30, 2006, and to all references to our Firm included in this Registration Statement.

/s/ Miller, Ellin & Company, LLP Miller,

Ellin & Company, LLP

New York, New York

September 18, 2007